Exhibit 4.9












                   SENA 401(k) PLAN FOR KIMBERLY UNION MEMBERS




























               (As Amended and Restated Effective January 1, 2001)

                   SENA 401(K) PLAN FOR KIMBERLY UNION MEMBERS

                                TABLE OF CONTENTS
                                -----------------

                                                                      Page
                                                                      ----


ARTICLE I. DEFINITIONS AND CONSTRUCTION..................................2
  Section 1.01.  Definitions.............................................2
  Section 1.02.  Construction of Terms...................................3

ARTICLE II. PARTICIPATION................................................4
  Section 2.01.  Participation Requirements..............................4

ARTICLE III. EMPLOYEE CONTRIBUTIONS......................................6
  Section 3.01.  Election to Employee Contributions......................6
  Section 3.02.  Amount and Payment of Employee Contributions............6
  Section 3.03.  Suspension of a Participant's Employee Contributions....9

ARTICLE IV. EMPLOYER CONTRIBUTIONS......................................11
  Section 4.01.  Employer Contributions.................................11
  Section 4.02.  No Liability for Future Contributions..................11
  Section 4.03.  Time Period for Payment of Contributions...............11

ARTICLE V. PARTICIPANT ACCOUNTS.........................................12
  Section 5.01.  Description of Participant Accounts....................12
  Section 5.02.  Allocation of Employee Contributions
                 and Employer Contributions.............................12
  Section 5.03.  Allocation of Changes in Value.........................16
  Section 5.04.  Limitation on Allocations..............................16
  Section 5.05.  Quarterly Statements for Participants..................16
  Section 5.06.  Portability............................................16
  Section 5.07.  Special Rules Applicable to Returning Veterans.........17

ARTICLE VI. INVESTMENT FUNDS............................................18
  Section 6.01.  Description of Funds...................................18
  Section 6.02.  Direction of Investments...............................18
  Section 6.03.  Reallocation of Accounts...............................18
  Section 6.04.  SEO Unitized Stock Fund................................18
  Section 6.05.  Voting of American Depositary Shares...................18
  Section 6.06.  Funding Policy.........................................19

ARTICLE VII. PAYMENT OF BENEFITS........................................20
  Section 7.01.  Eligibility for Benefits Upon Termination..............20
  Section 7.02.  Form and Time of Payment...............................20
  Section 7.03.  In-Service Withdrawals of After-Tax
                 Employee Contributions.................................21
  Section 7.04.  In-Service Hardship....................................21
  Section 7.05.  In-Service Age 59 1/2Withdrawals.......................22
  Section 7.06.  Loans.  ...............................................22
  Section 7.07.  Payments to Minor or Incompetent Person................23
  Section 7.08.  Erroneous Overpayments.................................23

ARTICLE VIII. ADMINISTRATION AND SENA 401(k) BOARD......................24
  Section 8.01.  Membership.............................................24
  Section 8.02.  Board's General Powers, Rights and Duties..............24
  Section 8.03.  Manner of Action.......................................25
  Section 8.04.  Interested Board Member................................26
  Section 8.05.  Resignation of Removal of Baord Members................26
  Section 8.06.  Information Required by the Board......................26
  Section 8.07.  Uniform Rules..........................................26
  Section 8.08.  Board's Decision Final.................................26

ARTICLE IX. TRUST FUND..................................................27
  Section 9.01.  The Trust and Investment Funds.........................27

ARTICLE X. FIDUCIARIES AND ALLOCATION OF RESPONSIBILITIES...............28
  Section 10.01. Fiduciaries............................................28
  Section 10.02. Allocation of Fiduciary Responsibilities...............28
  Section 10.03. General Limitation on Liability........................28
  Section 10.04. Multiple Fiduciary Capacities..........................28

ARTICLE XI. AMENDMENT AND TERMINATION...................................29
  Section 11.01. Amendment..............................................29
  Section 11.02. Termination............................................29
  Section 11.03. Vesting and Distribution of Assets Upon Termination....29
  Section 11.04. Plan Merger............................................29

ARTICLE XII. GENERAL....................................................30
  Section 12.01. Spendthrift Clause.....................................30
  Section 12.02. Limitation on Liability................................30
  Section 12.03. Limitation on Claims Against Trust.....................30
  Section 12.04. Exclusive Benefit......................................30
  Section 12.05. Top-Heavy Restrictions.................................30
  Section 12.06. Withholding/Rollover Rules.............................32

                   SENA 401(K) PLAN FOR KIMBERLY UNION MEMBERS


                                    PREAMBLE
                                    --------

         The Midtec Paper Corporation Salaried Employees 401(k) Retirement Plan ("Salaried Plan") and the Midtec Paper Corporation Union Employees 401(k) Retirement Plan ("Hourly Plan") were originally established effective January 1, 1985 and were subsequently amended in various respects, including the January 1, 1989 merger of the profit sharing plan for Repap Technologies, Inc. into the Salaried Plan. Effective January 1, 1993, the Hourly Plan was merged into the Salaried Plan and the entire plan restated in the form of the Plan. Effective June 1, 1998, the Plan was again restated to eliminate eligibility for salaried employees, to comply with the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, and the Tax Reform Act of 1997, and other statutory and regulatory requirements and to change the Plan name to the Inter Lake Wisconsin 401(k) Retirement Plan. Effective January 1, 2001, the Plan is restated to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001, and change the name of the Plan to the SENA 401(K) Plan for Kimberly Union Members. The Plan restatement also includes a change of Trustee effective January 1, 2002.


                    ARTICLE I. DEFINITIONS AND CONSTRUCTION
                    ---------------------------------------


         Section 1.01. Definitions. The following words and phrases when used in the Plan, unless the context clearly indicates otherwise, shall have the following respective meanings:

         (a) "Beneficiary" means the person, trust and/or other entity entitled to receive benefits in the event of the Participant's death. A Participant shall designate the Beneficiary on the form and in the manner prescribed by the Board and such designation may be changed or withdrawn by the Participant at any time. The most recent valid designation on file with the Board at the time of the Participant's death shall be the Beneficiary. Notwithstanding the foregoing, in the event the Participant is married at the time of death, the Beneficiary shall be the Participant's spouse at such time unless such spouse consented in writing to the designation of an alternative Beneficiary after notice of the spouse's rights and such consent was witnessed (i) by a Plan representative appointed by the Board or (ii) by a notary public. In the event no valid designation of a Beneficiary is on file with the Board at the date of death or no designated Beneficiary survives the Participant, the Participant's spouse shall be deemed the Beneficiary; in the further event the Participant is unmarried or the spouse does not survive the Participant, the Participant's estate shall be deemed to be the Beneficiary.

         (b) "Board" means the SENA 401(k) Board appointed pursuant to Article VIII hereof.

         (c) "Code" means the Internal Revenue Code of 1986, as interpreted by applicable regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

         (d) "Compensation" means earnings from the Employers as reported in Box 1 of Form W-2 (or its successor) plus any salary reduction pursuant to Code
Section 125 or 401(k). The maximum annual compensation taken into account hereunder for purposes of calculating any Participant's accrued benefit (including the right to any optional benefit) and for all other purposes under the Plan shall be $170,000 for the Plan Year beginning on January 1, 2001 and $200,000 (or such higher amount as permitted pursuant to Code Section 401(a)(17)) for Plan Years beginning on or after January 1, 2002.

         (e) "Disability" means a physical or mental condition resulting from a bodily injury, disease, or mental disorder, which can be expected to result in death or to be of long-continued and indefinite duration and render the Participant incapable of performing his normal employment duties. Such determination shall be made by SENA on the basis of such medical and other competent evidence as SENA shall deem relevant.

         (f) "Employee Contributions" means amounts designated under the Plan by Participants pursuant to Article III which are contributed by the Employers in lieu of payment of an equal amount to the Participant as compensation.

         (g) "Employer" means Stora Enso North America Corp, and each subsidiary or affiliated corporation which is designated by SENA as an Employer under the Plan and which adopts the Plan by appropriate corporate action.

         (h) "Employer Contributions" means amounts contributed to the Plan by the Employers pursuant to Article IV.

         (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as interpreted and applied under regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

         (j) "Participant" means any person who meets the applicable requirements of Section 2.01.

         (k) "Plan" means the profit sharing and savings plan set forth herein, as from time to time amended, which shall be known as the "SENA 401(K) Plan for Kimberly Union Members".

         (l) "Plan Year" means the calendar year.

         (m) "SENA" means Stora Enso North America Corp

         (n) "Trust" means all sums of money and other property together with all earnings, income, and other increment thereon held in trust for purposes of providing benefits and defraying the reasonable expenses of the Plan, pursuant to the terms of this Agreement.

         (o) "Trustee" means Wells Fargo Retirement Services prior to January 1, 2002 and Fidelity Management Trust Company effective January 1, 2002, or any successor thereto designated pursuant to Article IX.

         (p) "Valuation Date" means each business day.

         Section 1.02. Construction of Terms. (a) Wherever any words are used herein in the masc uline, they shall be construed as though they were used in the feminine in all cases where they would so apply, and wherever any words herein are used in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

         (a) The Plan is intended to qualify under Sections 401(a) and 401(k) of the Code and shall be interpreted so as to comply with the applicable requirements thereof, where such requirements are not clearly contrary to the express terms hereof. The Plan shall be construed and its validity determined according to the laws of the State of Wisconsin to the extent such laws are not preempted by federal law. In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if said illegal and invalid provisions had never been inserted herein.

                           ARTICLE II. PARTICIPATION
                           -------------------------


         Section 2.01. Participation Requirements. (a) Participants in the Plan on December 31, 2000 shall continue to be Participants on January 1, 2001. Subject to subsections (b), (c) and (d) below, any other eligible employee of an Employer shall become a Participant on the first day of any calendar month which is coincidental with or immediately following the date of hire.

         (b) An employee whose terms of employment are governed by the terms of a collective bargaining agreement with an Employer which provides for his or her participation in the Plan; excluding:

              (i)   an employee under age eighteen (18);

              (iii) an "intermittent" employee; (An "intermittent employee" is any employee who at the time of his employment is employed as a temporary employee under one of the following employment categories: permanent part time; temporary full time; or temporary part time.),

              (iv)  an employee in the job category of "Plant Laborer"; or

              (v)   an employee who is a nonresident alien.

         An employee who ceases to be ineligible shall become a Participant as of the first day of any calendar month which is coincidental with or immediately following the cessation of such ineligible status.

         (c) A leased employee (as defined below) shall not be eligible to participate in the plan. A "leased employee" means any person who is not an employee of the Employer, but who has provided services to the Employer under primary direction and control by the Employer, on a substantially full time basis for a period of at least one year, pursuant to an agreement between the Employer and a leasing organization. The period during which a leased employee performs services for an Employer shall be taken into account for purposes of the plan unless:

         (i) such leased employee is a participant in a money purchase pension plan maintained by the leasing organization which provides a nonintegrated employer contribution rate of at least 10 percent (10%) of compensation, immediate participation for all employees and full and immediate vesting, and

         (ii) leased employees do not constitute more than 20 percent (20%) of the employer's nonhighly compensated work force.

         (d) A person shall cease to be a Participant eligible for Employee Contributions or Employer Contributions if such person terminates employment or was a Participant but becomes a member of one or more of the classes of employees described in subsection (b). A former Participant who is subsequently rehired or reemployed by an Employer in an eligible status shall be a Participant as of the date of such rehire or reemployment.

                      ARTICLE III. EMPLOYEE CONTRIBUTIONS
                      -----------------------------------

         Section 3.01. Election to Employee Contributions. A Participant may elect to make Employee Contributions under the Plan. A Participant is not required to file such election immediately upon completion of the eligibility requirements but may, subject to any rules the Board may adopt, file the election at a later date. The election shall be filed with the Board in such form as Board prescribes. The election shall be effective as of the first day of the next calendar month and shall continue in effect until suspended or terminated pursuant to the Plan.

         Section 3.02. Amount and Payment of Employee Contributions. (a) Regular
Compensation: At the time of the election under Section 3.01, the Participant shall select the rate of Employee Contributions which may be any whole percentage of regular pay to a maximum of twenty percent (20%). Employee Contributions shall commence with the payroll period coincidental with or next following the Participant's designated commencement date. For this purpose, regular pay means a Participant's Compensation, reduced by any bonuses subject to (b) below and any salary reduction pursuant to Code Section 125.

         (a) Bonuses: The Board may permit a Participant to elect a separate percentage to apply to any bonus identified by the Board. The maximum percentage will be one hundred percent (100%) or such lesser amount as would be permitted pursuant to Section 5.04 determined as of the date of payment of such bonus.

         (b) Change in Rate: The rate of a Participant's Employee Contributions in subsection (a), if any, shall remain in effect until the Participant elects to increase or decrease such rate. Upon fifteen (15) days written election, or such shorter period acceptable to the Board, an increase in the rate can be elected as of the first day of the next calendar month. A decrease in the rate can be elected effective immediately following receipt by the Board.

         (c) Payment: Employee Contributions shall be made by the Participant through regular payroll deduction from Compensation. Deposits so received by the Employers shall be remitted to the Trustee at least on a monthly basis.

         (d) Contribution Limitations:

             (i) For the Plan Year beginning January 1, 2001, no Participant shall contribute in excess of $10,500. For Plan Years beginning on or after January 1, 2002, no Participant shall contribute in excess of:

--------------------------------------------------------------------------------
     Income Deferral Contribution Limit          For Plan Years Beginning
--------------------------------------------------------------------------------
                  $11,000                             January 1, 2002
--------------------------------------------------------------------------------
                  $12,000                             January 1, 2003
--------------------------------------------------------------------------------
                  $13,000                             January 1, 2004
--------------------------------------------------------------------------------
                  $14,000                             January 1, 2005
--------------------------------------------------------------------------------
     $15,000 (or such greater amount as          January 1, 2006 or after
determined pursuant to Section 402(g)(4) of
                 the Code)
--------------------------------------------------------------------------------


                  less the amount of any elective deferrals under all other plans, contracts or arrangements maintained by the Employer.

             (ii) The Plan is subject to the limitations of Code Section
                  401(k), which are incorporated herein by this reference. Accordingly, the average deferral percentage for any Plan Year for the group of Participants who are highly compensated employees within the meaning of Code Section 414(q) and are eligible for Employee Contributions or Employer Contributions ("Highly Compensated Participants") shall not exceed the greater of:

                  (A) 125 percent of the average deferral percentage for the Plan Year for all Participants who are eligible for Employee Contributions or Employer Contributions but are not Highly Compensated Participants ("Non-Highly Compensated Participants"); or

                  (B) the lesser of (1) the average deferral percentage for the group of Non-Highly Compensated Participants for the Plan Year plus two percent; or (2) two times the average deferral percentage for the group of Non-Highly Compensated Participants for the preceding Plan Year.

            (iii) The deferral percentage for any Non-Highly Compensated
                  Participant is calculated by dividing the amount of the Non-Highly Compensated Participant's Employee Contributions for Plan Year by the Non-Highly Compensated Participant's compensation (as defined in Section 414(q)(4) and 415(c)(3) of the Code) for such Plan Year. The deferral percentage for any Highly Compensated Participant is calculated by dividing the amount of the Highly Compensated Participant's Employee Contributions for the Plan Year by the Highly Compensated Participant's compensation (as defined in Section 414(q)(4) and 415(c)(3) of the Code) for the Plan Year. The average deferral percentage for the group of Highly Compensated Participants and the group of Non-Highly Compensated Participants is the average of the deferral percentages calculated for each member of the applicable group. In accordance with rules promulgated by the Internal Revenue Service, the Board, in calculating a Participant's deferral percentage, may elect to treat qualified elective contributions and qualified non-elective contributions (if any) as if they were Employee Contributions.

             (iv) The Board may from time to time establish limits (and as appropriate, modify any such limit) on the amount or percentage of Employee Contributions that may be made by or on behalf of Highly Compensated Participants for the Plan Year. In addition, the Board may prospectively decrease the rate of Employee Contributions of any Participant at any time, if the Board determines that such action is necessary or desirable to enable the Plan tohtions or the requirements of Sections 401(k), 402(g), 415 or other applicable provisions of the Code.

             (v) If the average deferral percentage of Highly Compensated Participants for any Plan Year exceeds the applicable deferral percentage limitation for such year, each affected Highly Compensated Participant shall receive a distribution of the amount of his excess Employee Contributions, together with income on such Employee Contributions for the Plan Year in which the contributions were made (but not including any gap period income). Such distribution shall be made on or before the last day of the Plan Year following the Plan Year to which the excess Employee Contributions relate; provided that the relevant Employer will be subject to an excise tax if excess Employee Contributions are not distributed within two and one-half months following the close of the Plan Year in which the Employee Contributions were made. The aggregate amount of Employee Contributions to be refunded shall be determined by reducing (or leveling) the maximum allowable level of Employee Contributions to a percentage determined by the Board that, if applied to all Highly Compensated Participants with a deferral percentage above that level, would result in the average deferral percentage test being satisfied. The aggregate amount required to be refunded shall be allocated among (and distributed to) Highly Compensated Participants by reducing (or leveling) the maximum dollar amount of Employee Contributions for the Plan Year to an amount determined by the Board that, if applied to all Highly Compensated Participants with Employee Contributions above that level, would result in a refund of Employee Contributions equal to the aggregate amount of excess Employee Contributions calculated in accordance with the preceding sentence. The amount required to be distributed to any Highly Compensated Participant shall be reduced by the amount of excess Employee Contributions (if any) previously distributed to the Participant in order to comply with Section 402(g)(5) of the Code.

             (vi) To the extent that Employee Contributions refunded to a
                  Highly Compensated Participant in accordance with Section 3.02(e)(v) above resulted in Employer Contributions under
                  Section 5.02(b) being allocated to the Participant's account, such Employer Contributions under Section 5.02(b), together with all income on such Employer Contributions under Section 5.02(b) for the Plan Year to which the Employer Contributions under Section 5.02(b) relate (but not including any gap period income) shall be forfeited. This forfeiture shall occur notwithstanding that Employer Contributions under Section 5.02(b) are generally fully vested.

            (vii) In the event that the Board determines that Section 401(k)
                  of the Code (including the regulations thereunder) may be applied in a manner different than that prescribed in this
                  Section 3.02(e), the Board, in its discretion, may make appropriate adjustments. In addition, the Board may promulgate such further rules and procedures as it may deem necessary for the proper application of this Section 3.02(e).

           (viii) Following the application of this Section 3.02(e) and the average contribution requirements of Section 5.02(h), the Board shall make further adjustments as necessary to comply with the "multiple use" test of Section 401(m)(9) of the Code and the regulations thereunder.

         Section 3.03. Suspension of a Participant's Employee Contributions. (a) A Participant may elect, in a manner prescribed by the Board, to suspend making Employee Contributions pursuant to Section 3.02(c).

         (a) A Participant's Employee Contributions shall be automatically suspended for any period the Participant fails to meet the eligibility conditions of Section 2.01. Any such period to be deemed the minimum period of suspension. In addition, a Participant's Employee Contributions shall be automatically suspended for a minimum period of twelve (12) months following any hardship withdrawal of Employee Contributions pursuant to Section 7.04 withdrawn prior to January 1, 2002 and for a minimum period of six (6) months for any hardship withdrawal of Employee Contributions pursuant to Section 7.04 withdrawn on or after January 1, 2002.

         (b) Participants shall not be permitted to make up suspended Employee Contributions or to make retroactive Employee Contributions except where the Board determines that an administrative or clerical error has occurred in determining or deducting from Compensation the amount of Employee Contributions elected by the Participant or as provided in Section 5.07.

         (c) A Participant whose Employee Contributions are suspended under either paragraph (a) or (b) of this Section may elect, in a manner prescribed by the Board, to resume making Employee Contributions effective with the first day of the calendar month following the last to occur of such written election or the minimum period of suspension.

                       ARTICLE IV. EMPLOYER CONTRIBUTIONS
                       ----------------------------------

         Section 4.01. Employer Contributions. The Employers shall irrevocably contribute to the Trustee for each Plan Year the sum of (i) the matching Employer Contributions required in Section 5.02(b), (ii) the amount determined by SENA for allocation pursuant to Section 5.02(c) as the fixed Employer Contribution, and (iii), for Plan Years ending prior to January 1, 2001, the amount determined by SENA for allocation pursuant to Section 5.02(d) as the profit sharing Employer Contribution.

         Section 4.02. No Liability for Future Contributions. Benefits and distributions under the Plan shall be only such as can be provided by the assets of the Plan, and there shall be no liability or obligation on the part of any Employer to make any further contributions in the event of termination of the Plan as applied to such Employer.

         Section 4.03. Time Period for Payment of Contributions. An Employer's contribution for any Plan Year shall be paid to the Trustee not later than the time prescribed by law, including any extensions thereof, for filing the Employer's federal income tax return for the Employer's fiscal year for which the contribution is made.

                        ARTICLE V. PARTICIPANT ACCOUNTS
                        -------------------------------

         Section 5.01. Description of Participant Accounts. Accounts shall be established for each Participant reflecting the Participant's interest in each of the investment funds, with separate balances, as applicable, for (i) after-tax employee contributions prior to 1987, (ii) Employee Contributions,
(iii) Employer Contributions, and (iv) rollover contributions pursuant to
Section 5.06.

         Section 5.02. Allocation of Employee Contributions and Employer Contributions. (a) The Trustee shall credit the Participant's Employee Contributions to the appropriate account(s) as received and in accordance with the Participant's investment directions given under Section 6.02.

         (a) The Trustee shall credit each eligible Participant's account with matching Employer Contributions equal to the lesser of the following specified percentage of the Participant's Employee Contributions or the following specified amount per Plan Year:

                                   Percentage        Amount
                                   ----------        ------

                  1998                16%            $103.20
                  1999                18%            $118.80
                  2000                21%            $141.75
                  2001                21%            $147.00
                  2002                23%            $166.75
                  2003                25%            $200.00

Eligible Participants for this subsection are those who both (i) are either regularly scheduled full-time employees or complete 1,000 hours of service during the applicable Plan Year and (ii) satisfy the requirements of subsection
(e).

         (b) The Trustee shall allocate total fixed Employer Contributions for the Plan Year among the "eligible Participants" as defined in subsection (e). A Participant's allocation of the total fixed Employer Contributions shall be determined on the basis of each Participant's "participation shares" for the twelve (12) month period ending on October 31 in the applicable Plan Year, as defined in subsection (f), divided by the participation shares of all eligible Participants for such year. For all purposes of the Plan, except the allocation of earnings on the investment funds, any such allocation of Employer Contributions shall be deemed to occur as of the earlier of the date of such contribution or the last day of the Plan Year.

         (c) For Plan Years ending prior to January 1, 2001, the Trustee shall allocate total profit sharing Employer Contributions for the Plan Year pursuant to Section 4.01 for purposes of this subsection among the "eligible Participants" as defined in subsection (e). A Participant's allocation of such profit sharing Employer Contributions shall be determined on the basis of each Participant's "participation shares" for the Plan Year, as defined in subsection
(f), divided by the participation shares of all eligible Participants for such year. For all purposes of the Plan, except the allocation of earnings on the investment funds, any such allocation of Employer Contributions shall be deemed to occur as of the last day of the Plan Year.

         (d) An "eligible Participant" for purposes of subsection (b), (c) and
(d) is a Participant employed by an Employer during the twelve (12) month period ending on the applicable date in the applicable Plan Year (said period being the "contribution eligibility period") who during the contribution eligibility period was not a Participant who:

             (i) terminated for reasons other than Disability, death or retirement after the later of attainment of age fifty-five
                  (55) and ten (10) years of service; or

            (ii) was on voluntary or involuntary layoff or Disability throughout the contribution allocation period.

The "applicable date" for purposes of subsection (c) shall be October 31 and for purposes of subsections (b) and (d) shall be December 31. In addition to the foregoing, a Participant shall not be entitled to an allocation under this
Section 5.02 if such Participant is excluded from eligibility under Section 2.01 as of the last day of the Plan Year (or would have been excluded from eligibility under Section 5.02 as of the last day of the Plan Year had such Participant not terminated employment).

         (e) "Participation shares" for purposes of subsection (c) and (d) means one share for each hour of service during the twelve (12) month period ending on the October 31 in the applicable Plan Year (the "contribution allocation period"), while (i) the Participant is a full-time employee, (ii) the Participant worked scheduled full-time hours in replacement of regular full-time employees on layoff, or (iii) the Participant was a part-time employee if the Participant completed 1,000 or more hours in the contribution allocation period. A Participant shall not be credited any participation shares while on layoff.

         (f) For purposes of subsections (b) and (f), an "hour of service" means each hour, up to a maximum of forty (40) in any week, for which an employee is paid, or entitled to payment, by an Employer for the performance of duties or on account of a period of time during which no duties were performed for reasons of a Disability or authorized leave of absence. For employees for whom time records are not maintained, eight (8) hours shall be credited for each day of work. The determination of hours for reasons other than the performance of duties shall be in accordance with the provisions of Labor Department Regulations Section 2530.200b-2(b), and hours shall be credited to computation periods in accordance with the provisions of Labor Department Regulations Section 2530.200b-2(c). To the extent not credited above, for periods of authorized leave of absence, an employee shall be credited with a number of hours for each week of such leave equal to the lesser of forty (40) or the employee's weekly average number of hours for the six (6) week period immediately preceding such leave.

         (g) The Plan is subject to the limitations of Code Section 401(m), which are incorporated herein by this reference.

             (i) Accordingly, the average contribution percentage for any Plan Year for the group of Participants who are highly compensated employees within the meaning of Code Section 414(q) who are eligible for Employer Contributions or Employee Contributions ("Highly Compensated Participants") and are eligible to participate in the Plan shall not exceed the greater of:

                  (A) 125 percent of the average contribution percentage for the Plan Year for Participants who are eligible for Employer Contributions or Employee Contributions but are not Highly Compensated Participants ("Non-Highly Compensated Participants"); or

                  (B) the lesser of (1) the average contribution percentage for the group of Non-Highly Compensated Participants for the Plan Year plus two percent; or (2) two times the average contribution percentage for the group of Non-Highly Compensated Participants for the Plan Year.

            (ii) The contribution percentage for any Non-Highly Compensated Participant is calculated by dividing the amount of the Non-Highly Compensated Participant's Employer Contributions under 5.02(b) for the Plan Year by the Non-Highly Compensated Participant's compensation (as defined in Section 414(q)(4) and 415(c)(3) of the Code) for such Plan Year. The contribution percentage for any Highly Compensated Participant is calculated by dividing the amount of the Highly Compensated Participant's Employer Contributions under 5.02(b) for the Plan Year by the Highly Compensated Participant's compensation (as defined in Section 414(q)(4) and 415(c)(3) of the Code) for the Plan Year. The average contribution percentage for the group of Highly Compensated Participants and the group of Non-Highly Compensated Participants is the average of the contribution percentages calculated for each member of the applicable group. In accordance with rules promulgated by the Internal Revenue Service, the Board, in calculating a Participant's contribution percentage, may elect to take into account (in calculating contribution percentages) Employee Contributions and qualified non-elective contributions (if any).

           (iii) The Board may from time to time establish limits (and as appropriate, modify any such limit) on the amount or percentage of Employer Contributions under Section 5.02(b) that may be made by or on behalf of Highly Compensated Participants for the Plan Year. In addition, the Board may prospectively decrease the rate of Employer Contributions under Section 5.02(b) of any Participant if the Board determines that such action is necessary or desirable to enable the Plan to comply or to ensure compliance with the average contribution percentage limitations or the requirements of Sections 401(m), 415 or other applicable provisions of the Code.

            (iv) If the average contribution percentage of Highly Compensated Participants for any Plan Year exceeds the applicable contribution percentage limitation for such year, each affected Highly Compensated Participant shall receive a distribution of the amount of his excess Employer Contributions under Section 5.02(b), together with income on such contributions for the Plan Year in which the contributions were made (but not including any gap period income). Such distribution shall be made on or before the last day of the Plan Year following the Plan Year to which the excess Employer Contributions under Section 5.02(b) relate; provided that the Employer will be subject to an excise tax if excess Employer Contributions under Section 5.02(b) are not distributed within two and one-half months following the close of the Plan Year to which the excess contributions relate. The aggregate amount of Employer Contributions under Section 5.02(b) to be refunded shall be determined by reducing (or leveling) the maximum allowable level of Employer Contributions under Section 5.02(b) to a percentage determined by the Board that, if applied to all Highly Compensated Participants with a contribution percentage above that level, would result in the average contribution percentage test being satisfied. The aggregate amount required to be refunded shall be allocated among (and distributed to) Highly Compensated Participants by reducing (or leveling) the maximum dollar amount of Employer Contributions under Section 5.02(b) for the Plan Year to an amount determined by the Board that, if applied to all Highly Compensated Participants with Employer Contributions under Section 5.02(b) above that level, would result in a refund of Employer Contributions under Section 5.02(b) equal to the aggregate amount of excess Employer Contributions under Section 5.02(b) calculated in accordance with the preceding sentence. The determination of the amount of excess Employer Contributions under Section 5.02(b) required to be distributed to affected Highly Compensated Participant shall be made after first determining the amount of any excess deferrals under Section 402(g) of the Code and then after determining the excess contributions under Section 401(k) of the Code.

             (v) In the event that the Board determines that Section 401(m) of the Code (including the regulations thereunder) may be applied in a manner different than that prescribed in this
                  Section 5.02(h), the Board, in its discretion, may make appropriate adjustments. In addition, the Board may promulgate such further rules and procedures as it may deem necessary for the proper application of this Section 5.02(h).

            (vi) Following the application of this Section 5.02(e) and the average deferral requirements of Section 3.02(c)(ii) through
                  (viii), the Board shall make further adjustments as necessary to comply with the "multiple use" test of Section 401(m)(9) of the Code and the regulations thereunder.

         Section 5.03. Allocation of Changes in Value. As of each Valuation Date, the Trustee shall value each investment fund and adjust each Participant's account balances to reflect the effect of income received, any changes in fair market value, expenses and all other transactions since the preceding Valuation Date respecting the particular fund.

         Section 5.04. Limitation on Allocations. The Plan is subject to the limitations on benefits and contributions imposed by Code Section 415 which are incorporated herein by this reference. The limitation year shall be the Plan Year. Any amounts which are not allocable to a particular Participant by reason of the limitations incorporated herein shall be allocated and reallocated during the limitation year among all other eligible Participants to the extent permitted by the limitations. Any amounts which cannot be allocated or reallocated due to the limitations shall be credited to a suspense account subject to the following conditions: (i) amounts in the suspense account shall be allocated as a forfeiture at such time, including termination of the Plan or complete discontinuance of Employer contributions, as the foregoing limitations permit, (ii) no investment gains or losses shall be allocated to the suspense account, (iii) no further Employer Contributions shall be permitted until the foregoing limitations permit the suspense account's allocation to Participants' accounts, and (iv) upon termination of the Plan any unallocable amounts in the suspense account shall revert to the Employers.

         Section 5.05. Quarterly Statements for Participants. As soon as practicable following the end of each Plan Year quarter, the Trustee shall prepare for each Participant, in a form prescribed by the Board, a statement reflecting the status of the Participant's accounts as of the end of the Plan Year quarter.

         Section 5.06. Portability. The Board shall direct the Trustee to accept benefits (in the form of cash) of any person employed by the Employers arising out of his participation in an employee pension benefit plan maintained by an Employer or a former employer of such person, as a qualified plan under Section 401 or 403 of the Code to the extent that such benefits constitute a "qualifying rollover distribution" under Section 402(c) of the Code or the proceeds from a rollover individual retirement account under Section 408(d)(3) of the Code. In no event shall amounts representing nondeductible employee contributions be transferred to this Plan pursuant to this Section. For investment purposes the Trustee shall follow the directions of such individual given under Section 6.02 as of the time of such rollover if the individual is then a Participant or such special election permitted by the Board. Any amount so transferred shall be treated for all purposes of the Plan as fully vested and shall be given special designation by the Trustee in order to provide for the proper administration of the Plan.

         Section 5.07. Special Rules Applicable to Returning Veterans. Notwithstanding any provision of the plan to the contrary, for a Participant who is absent from active employment with any Employer on account of military service and who returns from such military service to active employment with any Employer under terms and conditions that entitle the Participant to the protections of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.:

                          ARTICLE VI. INVESTMENT FUNDS
                          ----------------------------


         Section 6.01. Description of Funds. (a) There shall be two or more investment funds entitled and with the investment characteristics determined from time to time by the Board. The Board in its discretion may add or subtract funds or change their composition after notice to the Participants.

         (a) Pending investment in securities of a character described for the fund, any part of a fund may be invested in savings accounts or other deposits with a bank, commercial paper or other short term securities. To the extent consistent with the characteristics described, all or any portion of a fund may be invested in commingled funds.

         Section 6.02. Direction of Investments. (a) Each Participant shall direct, in the manner the Board prescribes, the percentage of such Participant's account balance which shall be invested in each investment fund.

         (a) In the event a Participant fails to direct investment of any part of such Participant's account, such amount shall be invested on the Participant's behalf in the Money Market Fund.

         (b) A Participant's direction of investment shall remain in effect and may be changed in accordance with other rules as the Board may establish.

         (c) The Beneficiary of a deceased Participant is eligible to direct investment of the account balance to the same extent as a Participant.

         Section 6.03. Reallocation of Accounts. Upon election in the manner prescribed by the Board, a Participant may reallocate such Participant's account balance on a prospective basis.

         Section 6.04 SEO Unitized Stock Fund. The SEO Unitized Stock Fund is a fund which invests in American Depositary Shares (ADSs) of Stora Enso Oyj and short term investments. It is not a mutual fund. A Participant's account in the SEO Unitized Stock Fund is measured in units.

         Any cash dividends received by the Trustee with respect to ADSs of Stora Enso Oyj shall be applied by the Trustee to purchase additional ADSs of Stora Enso Oyj or to pay cash distributions or transfers in accordance with the provisions of the trust. Any ADSs received by the Trustee as a stock split or stock dividend or as a result of a reorganization or recapitalization shall be allocated and credited to the accounts of Participants in the SEO Unitized Stock Fund, according to the units (including fractional units) previously credited to such accounts.

         Section 6.05 Voting of American Depositary Shares. The Trustee shall furnish, to each Participant who has ADSs credited to his investment account under the SEO Unitized Stock Fund, notice of the date of each meeting of the shareholders of Stora Enso Oyj at which ADSs are entitled to be voted. Such notice shall include all information provided other shareholders with respect to the exercise of voting rights and request from each Participant instructions as to the voting (or the exercise of any rights other than voting rights) at that meeting of ADSs credited to his account under the SEO Unitized Stock Fund. If the Participant furnishes such instructions to the Trustee within the time specified in the notification given to him, the Trustee shall vote such ADSs (or exercise any other rights other than voting rights) in accordance with the Participant's instructions (as allowed under the laws of Finland and the United States). Unless otherwise required by law, the Trustee shall vote the ADSs pursuant to the majority of the directions received in order to comply with Finnish law. Except as otherwise required by law or Finnish securities regulations, the Trustee shall not vote ADSs reflecting a Participant's proportional interest in the SEO Unitized Stock Fund for which it has received no direction from the Participant.

         Section 6.06 Funding Policy. The funding policy for the Plan is that contributions to the Trust Fund shall be managed for the exclusive benefit of Plan Participants and their Beneficiaries in a manner consistent with ERISA. In no event shall the Employers receive any amount from the Trust, except under the circumstances provided in this Section 6.06 and in Section 5.04. Employer contributions and Employee Contributions hereunder are conditioned upon their deductibility under Code Section 404. Notwithstanding any provision herein to the contrary, to the extent a deduction is disallowed, contributions shall be returned to the Employer within one year after such disallowance. In the case of a contribution to the Plan that is made by the Employers by a mistake in fact, as certified to by the Employers' independent public accountants and/or legal counsel, such contribution shall, upon written direction of the Board, be returned to the Employers within one (1) year after the payment of such contribution. To the extent not otherwise provided, the Board shall have responsibility for establishing and carrying out the funding policy.

                        ARTICLE VII. PAYMENT OF BENEFITS
                        --------------------------------

         Section 7.01. Eligibility for Benefits Upon Termination. Upon termination of employment for reason other than death or upon incurring a Disability, a Participant shall be fully vested and entitled pursuant to Section
7.02 hereof to receive the total amount credited to his account. Upon the death of a Participant, the total amount then credited to his account shall be payable to the Participant's Beneficiary.

         Section 7.02. Form and Time of Payment. (a) Subject to subsection (d) and except as otherwise provided in subsections (b) and (c), all amounts payable to a Participant or Beneficiary shall be paid in a lump sum; provided that a Participant or Beneficiary may elect to receive the portion of his account invested in ADSs of Stora Enso Oyj at the time of such distribution in whole ADSs with any fractional ADS paid in cash. If the value of a Participant's account at the date of distribution exceeds $5,000, such Participant's benefit will be distributed to the Participant prior to age 70 1/2 only with the Participant's written consent.

         (a) A Participant may elect to receive benefits commencing at or after age fifty-five (55), if the Participant has at least 10 years of service, in substantially equal quarterly installments, either calculated by a payment period designated by Participant not in excess of the joint life expectancy of the Participant and the designated Beneficiary or by a dollar amount designated by the Participant. In the event an installment payment is designated based on a designated dollar amount, commencing with the calendar year after the Participant's attainment of age 70 1/2, the distribution shall be at least the amount payable under Section 401(a)(9) based on the joint life expectancy of the Participant and designated Beneficiary.

         (b) A Participant who retires from SENA after attainment of age fifty-five (55) with at least 10 years of service or who incurs a Disability may elect an ad hoc withdrawal in any amount. No more than two such withdrawals shall be made in any Plan Year. If the Participant takes such a withdrawal, the provisions of subsection (a) shall apply with respect to the portion of the withdrawal taken in the form of ADSs.

         (c) Payment shall be made at such time as the Participant or Beneficiary shall determine which is consistent with the administration procedures established by the Board. Notwithstanding the foregoing,

              (i) subject to a Participant's election to defer commencement, benefits shall commence to be paid not later than sixty (60) days after the end of the Plan Year in which the Participant attains age sixty-five (65) or incurs a termination of employment, whichever shall last occur; but

             (ii) benefits shall commence to be paid no later than the April 1 after the end of the Plan Year in which the Participant attains age 70 1/2, even if he is still employed; provided that if such Participant is not a 5% owner (within the meaning of Code Section 416(i)), he shall be permitted to defer distribution until termination of employment; and

             (iii)  death benefits attributable to a Participant who had been receiving installment payments shall be paid through the continuation of the installment method applicable to the Participant, subject to acceleration in a lump sum payment at the request of the Beneficiary; and

             (iv) any other death benefits shall be paid in a lump sum within five (5) years of the Participant's death, except that if the Beneficiary is the deceased Participant's surviving spouse, such spouse may elect to defer the lump sum payment until no later than the end of the Plan Year in which the Participant would have attained age 70 1/2.

         (d) All distributions under the plan shall comply with Section 401(a)(9) of the Code. With respect to distributions under the plan made on or after September 1, 2001 for calendar years beginning on or after January 1, 2001, the plan will apply the minimum distribution requirements of Section 401(a)(9) of the Code in accordance with the regulations under such Code section that were proposed on January 17, 2001 (the 2001 Proposed Regulations), notwithstanding any provision of the plan to the contrary. If the total amount of required minimum distributions made to a participant for 2001 prior to September 1, 2001 are less than the amount determined under the 2001 Proposed Regulations, then the amount of required minimum distributions for 2001 on or after such date will be determined so that the total amount of required minimum distributions for 2001 is the amount determined under the 2001 Proposed Regulations. This subsection shall continue in effect until the last calendar year beginning before the effective date of the final regulations under Section 401(a)(9) of the Code or such other date as may be published by the Internal Revenue Service.

         Section 7.03. In-Service Withdrawals of After-Tax Employee Contributions. Once in any Plan Year while employed with the Employers, a Participant may, subject to such rules as the Board shall establish, withdraw in a lump sum part or all of the account attributable to his after-tax contributions prior to 1987.

         Section 7.04. In-Service Hardship. (a) While employed with the Employers, a Participant who makes a showing of substantial hardship may, subject to approval by the Board, or its designee, and such rules as the Board shall establish, withdraw in a lump sum up to his entire account balance, excluding earnings on the Employee Contributions after 1988. In the event the Board approves a withdrawal for substantial hardship, the withdrawal may not exceed the amount needed to relieve such hardship, including any amounts necessary to pay any income taxes or penalties reasonably anticipated to result from the withdrawal. Hardship withdrawals shall be deemed to be made first from any employee after-tax contributions subaccount, then from any rollover subaccount, then from the Employer Contributions subaccount, and lastly, from the Employee Contributions subaccount. Pursuant to Section 3.03, there shall be a suspension of Employee Contributions respecting any Participant making a withdrawal under this Section attributable to Employee Contributions. Likewise, any withdrawal from the Employee Contributions subaccount shall be made only after the Participant takes all permitted loans and distributions hereunder and from any other plan maintained by an Employer or any affiliate thereof.

         (a) For purposes of this Section, a withdrawal shall be deemed to be on account of a substantial hardship if the distribution is for:

               (i) unreimbursed medical expenses described in Code Section 213(d) incurred by the Participant, the Participant's spouse or any dependents of the Participant (as defined in Code Section 152) or necessary for these persons to obtain medical care described in Code Section 213(d);

              (ii) costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant;

             (iii) payment of tuition and related educational fees for the next twelve (12) months of post-secondary education for the Participant or the Participant's spouse, children or dependents; or

              (iv) payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence.

         (b) A withdrawal under this Section 7.04 shall not be made in the form of ADSs.

         Section 7.05. In-Service Age 59 1/2 Withdrawals. Once in each Plan Year quarter while employed with the Employers, a Participant who is at least age fifty-nine and one-half (59 1/2) may withdraw in a lump sum up to his entire account balance. If the Participant takes such a withdrawal, the provisions of
Section 7.02(a) shall apply with respect to the portion of the withdrawal taken in the form of ADSs.

         Section 7.06. Loans. (a) The Board, or its designee, shall be responsible for the administration of this loan program. Upon written application, a Participant who is actively employed with the Employer or who is otherwise a party in interest under ERISA (referred to as a "Borrower") may borrow against the Borrower's vested account balances; provided, however, that at no time shall the total balance of any loans outstanding (including any such loans during the preceding twelve (12) months) exceed the lesser of (i) $50,000, or (ii) one-half of the value of the Borrower's accounts. All loans shall be approved by the Board, or its designee, and shall bear interest at a rate commensurate with the prime rate published in the Wall Street Journal on the first working day of the month in which application for such loan is made under rules promulgated by the Board. The term of the loan shall be such period as may be agreed upon by the Borrower and the Board, but in no event shall exceed five
(5) years in duration. Every loan applicant shall receive a clear statement of the charges involved in each loan transaction, including the dollar amount and annual interest rate or the finance charge.

         (a) Amounts loaned to a Borrower pursuant to subsection (a) above shall be deducted from the Borrower's account for purposes of the allocation of Trust earnings under Section 5.03 hereof. All loans made pursuant to this section shall be investments for the benefit of the Borrower's account to be treated as a segregated account, and all interest and principal paid thereon shall be allocated to the Borrower's account. In the event that the Borrower fails to make three (3) or more calendar months of payments, the loan shall be in default. The Board shall notify the Borrower in writing of the default. If the Borrower fails to cure the default by making all necessary payments within thirty (30) days of such written notice, the Board may direct the Trustee to charge the total amount of such loan (including accrued interest) or any portion thereof from the portion of the Borrower's account, at such time as will not risk disqualification of the Plan, and such account shall be reduced by said amount. All loans shall be secured by the Borrower's segregated loan account, which shall consist of the Borrower's indebtedness plus interest.

         (b) In the sole discretion of the Board, limitations on the number, dollar amount, and repayment of loans hereunder shall be imposed on a uniform and nondiscriminatory basis, together with any other rules and regulations deemed appropriate, including the assessment of a processing fee.

         Section 7.07. Payments to Minor or Incompetent Person. In the event that any amount is payable under the Plan to any person who is a minor or is deemed by the Board to be incompetent, either mentally or physically, or for any other reason incapable of receiving such payment, the Board may, in its sole discretion, make such payment for the benefit of such person in any of the following ways that the Board may select: (i) to such person's legal representative appointed by proceedings satisfactory to the Board; (ii) directly to such person even though he is not then able to exercise control over such payment; and/or (iii) to any custodian under the Uniform Gifts to Minors Act or similar statutes or guardian of such person or of his property with whom such person is making his home. The Board shall not be required to see to the proper application of any such payment made for such person's benefit pursuant to the provisions of this Section, and any such payment shall satisfy in full such person's entitlement to that payment.

         Section 7.08. Erroneous Overpayments. In the event any payments hereunder to a Participant or Beneficiary hereunder exceed the amounts to which such person was entitled, the Board may withhold or reduce subsequent payments, or may take such other action as it deems necessary or appropriate.

               ARTICLE VIII. ADMINISTRATION AND SENA 401(K) BOARD
               --------------------------------------------------

         Section 8.01. Board Membership. A Board consisting of four members (who may but need not be employees of an employer) shall be appointed by SENA. The Secretary of SENA shall certify to the Trustee from time to time the appointment to (and termination of) office of each member of the Board and the person who is selected as secretary of the Board.

         Section 8.02 Board's General Powers, Rights, and Duties. In addition to the powers, rights, and duties given to the Board elsewhere in the Plan and the Trust documents, the Board shall control and manage the operation and administration of the Plan. The Board shall have the discretionary and exclusive right to construe and interpret the Plan and to decide all matters arising thereunder. All determinations of the Board with respect to any matter hereunder shall be conclusive and binding on all persons subject to the appeal procedures provided in this plan. Without limiting the generality of the foregoing, the Board shall have the following powers, rights, and duties:

         (a) To select a secretary, if it believes it advisable, who may but need not be a Board member.

         (b) To determine, in the Board's sole discretion, all questions arising under the Plan, including the power to determine the rights or eligibility of employees or participants and any other persons to benefit under the Plan, and the amount of their benefits under the Plan, and to remedy ambiguities, inconsistencies, or omissions. Benefits under this Plan will only be paid if the Board decides in its discretion that the applicant is entitled to them.

         (c) To adopt such rules of procedure and regulations as in the Board's opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan and Trust agreement.

         (d) To enforce the Plan in accordance with the terms of the Plan and the Trust agreement and the rules and regulations adopted by the Board.

         (e) To direct the Trustee as respects payments or distributions from the Trust in accordance with the provisions of the Plan.

         (f) To furnish the Employers with such information as may be required by them for tax or other purposes in connection with the Plan.

         (g) To employ agents, attorneys, accountants or other persons (who also may be employed by the Employers) and to allocate or delegate to them such powers, rights, and duties as the Board may consider necessary or advisable to properly carry out administration of the Plan.

         To delegate to employees of SENA or the Trustee, who are not Board members, such duties and functions relating to the Plan, including but not limited to, administration of Participant accounts, claims, requests for loans, withdrawals, changes to investments and Employee Contributions, as the Board determines appropriate. The Board and the Trustee retain full and exclusive authority over and responsibility for any such duties or activities delegated to and performed by employees of SENA or the Trustee and nothing contained in this subsection shall be construed to confer upon any such employee any discretion, authority or control respecting the management, administration and operation of the Plan.

         Section 8.03 Manner of Action.During a period in which two or more Board members are acting, the following provisions apply where the context admits:

         (a) A Board member by writing may delegate any or all of his rights, powers, duties, and discretions to any other member, with the consent of the latter.

         (b) The Board members may act by meeting or by writing signed without meeting, and may sign any document by signing one document or concurrent documents.

         (c) An action or decision of a majority of the members of the Board as to a matter shall be as effective as if taken or made by all members of the Board.

         (d) If, because of the number qualified to act, there is an even division of opinion among the Board members as to a matter, a disinterested party selected by the Board shall decide the matter and his decision shall control.

         (e) Except as otherwise provided by law, no member of the Board shall be liable or responsible for an act or omission of the other Board members in which the former has not concurred.

         (f) The certificate of the secretary of the Board or of a majority of the Board members that the Board has taken or authorized any action shall be conclusive in favor of any person relying on the certificate.

         Section 8.04 Interested Board Member. If a member of a Board also is a Participant in the Plan, he may not decide or determine any matter or question concerning distributions of any kind to be made to him or the nature or mode of settlement of his benefits unless such decision or determination could be made by him under the Plan if he were not serving on the Board.

         Section 8.05 Resignation or Removal of Board Members. Any member of the Board may be removed by SENA at any time, with or without cause, by giving 10 days' prior written notice to him and the other members of the Board. A member of the Board may resign at any time by giving 10 days' prior written notice to SENA and the other members of the Board. SENA may fill any vacancy in the membership of the Board, provided, however, that if a vacancy reduces the membership of the Board to less than three, such vacancy shall be filled as soon as practicable. SENA shall give prompt notice thereof to the other members of the Board. Until any such vacancy is filled, the remaining members may exercise all of the powers, rights, and duties conferred on the Board.

         Section 8.06 Information Required by the Board. Each person entitled to benefits under the Plan shall furnish the Board with such documents, evidence, data, or information as the Board considers necessary or desirable for the purpose of administering the Plan. The Employers shall furnish the Board with such data and information as the Board may deem necessary or desirable in order to administer the Plan. All information furnished to the Board shall be maintained in confidence by Board members. The records of the Employers as to an employee's or Participant's period of employment, hours of service, termination of employment and reason therefor, leave of absence, reemployment, and compensation will be conclusive on all persons unless determined to the Board's satisfaction to be incorrect.

         Section 8.07 Uniform Rules. The Board shall administer the Plan on a reasonable and nondiscriminatory basis and shall apply uniform rules to all persons similarly situated.

         Section 8.08 Board's Decision Final. Subject to applicable law, any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Board made by the Board in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Board shall make such adjustment on account thereof as it considers equitable and practicable.

                             ARTICLE IX. TRUST FUND
                             ----------------------

         Section 9.01 The Trust Fund and Investment Funds. SENA maintains a Trust agreement with a Trustee under which all assets of the Plan are held. The Trust agreement provides for the administration of the Trust. The establishment of individual accounts for each Participant shall not be construed to prevent the Trustee from commingling and maintaining the various Participants' accounts as a single fund.

         The Trust shall consist of such "investment funds" as the Board may from time to time establish, terminate or modify. Earnings and gains or losses from the assets in any investment fund shall be reflected in the balance of such investment fund under the Plan.

         The Trustee shall invest the Trust fund in proportion to the aggregate of investment elections made by Participants under subsections 6.02 and 6.03, as adjusted in accordance with subsection 5.04 at such times during the plan year as directed by the Board.

           ARTICLE X. FIDUCIARIES AND ALLOCATION OF RESPONSIBILITIES
           ---------------------------------------------------------

         Section 10.01. Fiduciaries. SENA, the Board, any investment manager and the Trustee shall be deemed to be the only fiduciaries, named and otherwise, of the Plan and Trust for all purposes of ERISA. No named fiduciary designated in this Section 10.01 shall be required to give any bond or other security for the faithful performance of its duties and responsibilities with respect to the Plan and/or Trust, except as may be required from time to time under ERISA.

         Section 10.02. Allocation of Fiduciary Responsibilities. The fiduciary responsibilities (within the meaning of ERISA) allocated to each named fiduciary designated in Section 11.01 hereof shall consist of the responsibilities, duties, authority and discretion of such named fiduciary which are expressly provided herein and in any related documents. Each such named fiduciary may obtain the services of such legal, actuarial, accounting and other assistants as it deems appropriate, any of whom may be assistants who also render services to any other named fiduciary, the Plan and/or the Employers; provided, however, that where such services are obtained, the named fiduciary shall not be deemed to have delegated any of its fiduciary responsibilities to any such assistant but shall retain full and complete authority over and responsibility for any activities of such assistant. SENA, the Trustee, any investment manager, the Board and any individual members thereof shall not be responsible for any act or failure to act of any other one of them except as may be otherwise specifically provided under ERISA.

         Section 10.03. General Limitation on Liability. Neither SENA, the Board, the Trustee, any investment manager nor any other person or entity, including the Employers and their shareholders, directors and employees, guarantees the Trust in any manner against loss or depreciation and none of them shall be jointly or severally liable for any act or failure to act or for anything whatever in connection with the Plan and the Trust, or the administration thereof, except and only to the extent of liability imposed because of a breach of fiduciary responsibility specifically prohibited under ERISA.

         Section 10.04. Multiple Fiduciary Capacities. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan and/or the Trust.

                     ARTICLE XI. AMENDMENT AND TERMINATION
                     -------------------------------------

         Section 11.01. Amendment. While SENA expects and intends to continue the Plan, SENA reserves the right to amend the Plan from time to time and to the extent that SENA may deem advisable without the consent of any other employer, Trustee, Participant or beneficiary. Such amendment shall be in writing and duly signed by an authorized officer of SENA and presented to the Board

         No amendment to the Plan shall decrease a Participant's accrued benefit determined immediately prior to the later of the date the amendment is adopted or effective, shall have the effect of vesting in an Employer any interest in or control over any asset held hereunder by the Trustee, result in the return or repayment of any part of the Trust fund to any Employer (subject to subsection 6.06) or distribution of the Trust fund to anyone other than Participants and any other person entitled to benefits under the Plan or shall increase the duties or responsibilities of the Trustee or the Board without the respective written consent of the Trustee or the Board.

         Section 11.02. Termination. Subject to the provisions for the next sentence, SENA may terminate the Plan at any time by giving advance written notice of the termination to the Board, the Trustee and other Employers. If the plan is terminated as to all Participants (or if there is a partial termination of the Plan as respects some Participants), the accounting provisions of the Plan shall continue to apply to the extent appropriate so that distribution of Participants' benefits may be made to them after their termination of employment with the Employers in accordance with subsection 7.02.

         Section 11.03. Vesting and Distribution of Assets Upon Termination. Upon termination of the Plan as to any Employer, or in the event of permanent discontinuance of contributions to the Plan by any Employer, the portion of the Trust allocable to such Employer's employees shall be nonforfeitable. Upon a partial termination of the Plan as to any Employer, the Trust shall be nonforfeitable to the extent of the termination. The Board in any such case shall direct the Trustee to distribute, at such time and in such manner as the Board shall determine, to the Participants of the applicable Employer and their Beneficiaries (i) all amounts credited to their accounts as of the date of termination, plus or minus, as the case may be, (ii) any uncredited or uncharged net increase or decrease in value, and (iii) any unallocated forfeitures.

         Section 11.04. Plan Merger. In the event the Plan is merged or consolidated with, or there is a transfer of assets or liabilities to another plan, each Participant's interest under the Plan shall be at least as great immediately after such event as it was immediately prior to such event.

                              ARTICLE XII. GENERAL
                              --------------------

         Section 12.01. Spendthrift Clause. Benefits payable under the Plan may not be assigned or alienated, except that the Trustee may recognize a qualified domestic relations order with respect to child support, alimony payments or marital property rights if such order contains sufficient information for the Board to determine that it meets the applicable requirements of Section 414(p) of the Code; if any such order so directs, distribution of benefits to the alternate payee may be made in a lump sum cash distribution at a time not permitted for distributions to the Participant.

         Section 12.02. Limitation on Liability. Any Employer, any past, present or future stockholders, directors, officers, or employees of any Employer, members of the Board, and any agents of the foregoing shall not be liable for any action or failure to act or for anything whatsoever in connection with this Plan or the administration thereof nor shall be held or deemed in any manner to guarantee the Trust against loss or depreciation except and only to the extent that such person has breached a fiduciary responsibility specifically provided under ERISA. SENA shall indemnify each member of the Board and hold them harmless from the consequences of their acts or conduct in their capacity as Board members, except to the extent that such consequences are the result of the Board member's willful misconduct or lack of good faith.

         Section 12.03. Limitation on Claims Against Trust. No Participant or any other person shall have any right to, or interest in, any part of the Trust upon termination of his employment or otherwise, except as provided under the Plan, and then only to the extent of the amounts due and payable to such person out of the Trust. All payments as provided for in this Plan shall be made solely out of the Trust and neither the Employers, the Trustee, nor any member of the Board shall be liable therefor in any manner. No payment shall be made hereunder which would be in violation of any applicable law or governmental regulation as determined by the Board.

         Section 12.04. Exclusive Benefit. The Trust shall be used for the exclusive benefit of Participants and their Beneficiaries and for defraying the reasonable expenses of administering the Plan. Except as provided in Sections
5.04 and 6.06, hereof, it shall be impossible for any portion of the Trust to revert to the Employers. The Plan, however, does not grant any employee the right to be retained in the service of the Employers.

         Section 12.05. Top-Heavy Restrictions. (a) Notwithstanding any provision to the contrary herein, in accordance with Code Section 416, if the Plan is a top-heavy plan for any Plan Year, then the provisions of this Section shall be applicable. The Plan is "top-heavy" for a Plan Year if as of its "determination date" (i.e. the last day of the preceding Plan Year), the total present value of the accrued benefits of key employees (as defined in Code
Section 416(i)(1) and applicable regulations) exceeds sixty percent (60%) of the total present value of the accrued benefits of all employees under the plan (excluding those of former key employees) (as such amounts are computed pursuant to Section 416(g) and applicable regulations using a five percent (5%) interest assumption and a 1971 GAM mortality assumption for a defined benefit plan) unless such plan can be aggregated with other plans maintained by the applicable controlled group in either a permissive or required aggregation group and such group as a whole is not top-heavy. Any nonproportional subsidies for early retirement and benefit options are counted assuming commencement at the age at which they are most valuable. In addition, a plan is top-heavy if it is part of a required aggregation group which is top-heavy. Any plan of a controlled group may be included in a permissive aggregation group as long as together they satisfy the Code Section 401(a)(4) and 410 discrimination requirements. Plans of a controlled group which must be included in a required aggregation group include any plan in which a key employee participates and any plan which enables such a plan to meet the Section 401(a)(4) or 410 discrimination requirements. The present values of aggregated plans are determined separately as of each plan's determination date and the results aggregated for the determination dates which fall in the same calendar year. A "controlled group" for purposes of this
Section includes any group of employers aggregated pursuant to Code Sections 414(b), (c) or (m). The calculation of the present value shall be done as of a valuation date, which for a defined contribution plan is the determination date and for a defined benefit plan is the date as of which funding calculations are generally made within the twelve month period ending on the determination date. Solely for the purpose of determining if the Plan, or any other plan included in a required aggregation group of which this Plan is a part, is top-heavy (within the meaning of Code Section 416(g)), the accrued benefit of an Employee other than a key employee (within the meaning of Code Section 416(i)(1)) shall be determined under (i) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Employers or their affiliates, or
(ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Code Section 411(b)(1)(C).

         (a) If a defined contribution plan is top-heavy in a Plan Year, non-key employee participants who have not separated from service at the end of such Plan Year will receive allocations of employer contributions and forfeitures at least equal to the lesser of three percent (3%) of compensation (as defined in Code Section 415) for such year or the percentage of compensation allocated on behalf of the key employee for whom such percentage was the highest for such year, including Employee Contributions. If a defined benefit plan is top-heavy in a Plan Year and no defined contribution plan is maintained, the employer-derived accrued benefit on a life only basis commencing at the normal retirement age of each non-key employee shall be at least equal to a percentage of the highest average compensation for five consecutive years, excluding any years after such Plan permanently ceases to be top-heavy, such percentage being the lesser of (i) twenty percent (20%) or (ii) two percent (2%) times the years of service after December 31, 1983 in which a Plan Year ends in which the Plan is top-heavy. If the controlled group maintains both a defined contribution plan and a defined benefit plan which cover the same non-key employee, such employee will only be entitled to the defined contribution plan minimum of seven and one half percent (7.5%).

         (b) If the controlled group maintains a defined benefit plan and a defined contribution plan which both cover one or more of the same key employees, and if such plans are top-heavy, then the limitation stated in a separate provision of this Plan with respect to the Code Section 415(e) maximum benefit limitations shall be amended so that a 1.0 adjustment on the dollar limitation applies rather than a 1.25 adjustment. This provision shall not apply if the Plan is not "super top-heavy" and if the minimum benefit requirements of this Section are met when two percent (2%) is changed to three percent (3%) and twenty percent (20%) is changed to an amount not greater than thirty percent (30%) which equals twenty percent (20%) plus one percent (1%) for each year such plan is top-heavy. A plan is "super top-heavy" if the ratio referred to in subsection (a) above results in a percentage in excess of ninety percent (90%) rather than a percentage in excess of sixty percent (60%)..

         Section 12.06. Withholding/Rollover Rules. (a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this section, a distributee may elect, at the time and in the manner prescribed by the Board, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover as such terms are defined herein.

         (a) An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; any hardship withdrawals under the Plan and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

         (b) An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

         (c) A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

         (d) A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.